Exhibit 99.1

[Letterhead of Maxygen]

MAXYGEN REPORTS FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

Redwood City, Calif., February 10, 2004 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the fourth quarter and year ended December 31, 2003.

For the year ended December 31, 2003, Maxygen reported a non-GAAP (formerly proforma) net loss of $29.8 million, or $0.86 per share, compared to the Company’s non-GAAP net loss of $26.6 million, or $0.79 per share in 2002(A). In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported a net loss applicable to common stockholders on a GAAP basis of $33.7 million, or $0.98 per share for the year ended December 31, 2003, compared to a net loss applicable to common stockholders of $33.9 million, or $1.01 per share, in 2002.

Revenue for the year ended December 31, 2003 was $37.2 million compared to $41.8 million in 2002, a decrease of 11 percent. The decrease in revenue was primarily due to reduced activities related to the scheduled wind-down of the research terms of the collaborative programs with Lundbeck and InterMune.

At December 31, 2003, cash, cash equivalents and marketable securities totaled $196.8 million. This includes $20.4 million held by Maxygen’s subsidiaries Verdia and Codexis.

For the fourth quarter of 2003, Maxygen reported a non-GAAP net loss of $9.5 million, or $0.27 per share, compared to a non-GAAP net loss of $7.9 million, or $0.23 per share, in the same period in 2002(A), in each case exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported a net loss applicable to common stockholders of $9.9 million, or $0.28 per share, for the fourth quarter of 2003 compared to a net loss applicable to common stockholders of $9.0 million, or $0.26 per share, in the fourth quarter of 2002.

“In 2003, Maxygen accomplished all of its financial goals and we continued to execute on our strategy of advancing Maxygen’s portfolio of next-generation, high potential commercial value protein therapeutics,” said Russell Howard, Ph.D., Chief Executive Officer of Maxygen. “The major accomplishment of the year was the establishment of our strategic alliance with Roche for the development of Maxygen’s portfolio of next-generation shuffled interferon alphas and betas for hepatitis C and other diseases. The collaboration with Roche provides substantial committed funding, milestones and royalties as well as strong validation for our protein optimization capabilities. This collaboration also provides Maxygen the opportunity to co-develop products after clinical proof of principle is established, thereby providing substantial potential for long-term value creation for the company.”

“Maxygen’s four protein therapeutics in preclinical studies continue to move forward in development,” continued Dr. Howard. “These include: an optimized interferon alpha for hepatitis C in collaboration with Roche; an optimized interferon gamma for idiopathic pulmonary fibrosis in collaboration with InterMune; and two internal product candidates, an optimized interferon beta for multiple sclerosis and an optimized protein therapeutic to treat myelosuppression. Maxygen remains on-track to file an IND on at least one of these promising product candidates in 2005.”

“A key goal for this year will be to maintain a strong cash position while selectively investing in key proprietary product candidates for further internal development or later-stage partnering,” concluded Howard.

2004 Financial Guidance

Maxygen consolidated

Revenues	$25 – 30 million
GAAP Net Loss	Approx. $50 million
Cash Utilization (B)	Approx. $50 million

Maxygen Human Therapeutics

Cash Utilization(B)	Less than $35 million

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of cash utilization and non-GAAP net loss, which are adjusted from results based on GAAP. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results. Our management uses non-GAAP net loss and cash utilization in analyzing the performance of each of our operating business segments and in analyzing the performance of Maxygen as a whole. In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics and industrial applications. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche, Aventis, and InterMune.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: the timing of the filing of any IND; our projected 2004 revenue, net loss and cash utilization; our ability to develop and/or commercialize any of our potential products and the return we may receive from such commercialization; and our ability to maintain existing collaborations (including projected revenue therefrom). Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; competitors producing superior products; and our future ability to enter into and/or maintain research and commercialization collaborations. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2002, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen is a registered trademark of Maxygen, Inc. The Maxygen logo is a trademark of Maxygen, Inc. Verdia is a trademark of Verdia, Inc. Codexis is a trademark of Codexis, Inc.

Contact:

Alison Trollope

Maxygen, Inc. / Investor & Public Relations

p. 650-298-5853

f.  650-298-5877

Selected Consolidated Financial Information

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)	(Note 1)
Revenues:
Collaborative research and development revenue	$7,382	$9,644	$34,229	$37,388
Grant revenue	858	606	2,996	4,424

	8,240	10,250	37,225	41,812
Expenses:
Research and development	14,759	15,804	56,869	62,005
General and administrative	3,533	3,566	12,594	13,124
Stock compensation expense	126	811	1,991	6,250
Amortization of intangible assets	—	286	698	1,144

Total operating expenses	18,418	20,467	75,152	82,523

Loss from operations	(10,178)	(10,217)	(34,927)	(40,711)
Interest and other income, net	1,490	1,829	5,374	8,095
Equity in net loss of joint venture and minority investments	(890)	(563)	(2,903)	(1,330)

Net loss	$(9,578)	$(8,951)	$(32,456)	$(33,946)

Net loss before subsidiary preferred stock accretion	$(9,578)	$(8,951)	$(32,456)	$(33,946)
Subsidiary preferred stock accretion	(322)	—	(1,279)	—

Net loss applicable to common stockholders	$(9,900)	$(8,951)	$(33,735)	$(33,946)

Basic and diluted net loss per common share	$(0.28)	$(0.26)	$(0.98)	$(1.01)

Weighted average shares used in computing basic and diluted net loss per common share	34,850	34,034	34,519	33,582

Non-GAAP net loss excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	(9,452)	(7,854)	(29,767)	(26,552)
Non-GAAP basic and diluted net loss per share excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion (A)	$(0.27)	$(0.23)	$(0.86)	$(0.79)

Note 1: Derived from consolidated audited financial statements as of December 31, 2002.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$196,840	$228,149
Other current assets	9,787	9,833
Property and equipment, net	12,444	16,363
Goodwill and other intangibles, net	12,192	12,890
Other assets	1,364	1,545

Total assets	$232,627	$268,780

Current liabilities	$12,280	$17,680
Non-current deferred revenue	872	1,273
Long-term obligations	41	628
Minority Interest	21,210	20,000
Stockholders’ equity	198,224	229,199

Total liabilities and stockholders’ equity	$232,627	$268,780

Note 1: Derived from consolidated audited financial statements as of December 31, 2002.

Footnotes

(A) Reconciliation of GAAP and non-GAAP net loss and net loss per share (in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net loss applicable to common stockholders	$(9,900)	$(8,951)	$(33,735)	$(33,946)
Stock compensation expense	126	811	1,991	6,250
Amortization of intangible assets	—	286	698	1,144
Subsidiary preferred stock accretion	322	—	1,279	—

Non-GAAP net loss	$(9,452)	$(7,854)	$(29,767)	$(26,552)

Weighted average shares used in computing basic and diluted net loss per common share	34,850	34,034	34,519	33,582

Non-GAAP basic and diluted net loss per share	$(0.27)	$(0.23)	$(0.86)	$(0.79)

(B) Forward-looking financial guidance reconciliation: Projected “cash utilization” is equal to projected non-GAAP net loss excluding depreciation but adjusted to include projected capital expenditures. Projected non-GAAP net loss is equal to projected net loss applicable to common stockholders excluding (i) stock compensation expense, (ii) amortization of intangible assets and (iii) subsidiary preferred stock accretion. Cash utilization (Human Therapeutics) is cash utilization excluding Codexis and Verdia.